Exhibit 99.1

U.S. INDUSTRIES, INC. COMPLETES EXCHANGE OFFER AND CONSENT SOLICITATION

WEST PALM BEACH, FL. November 4, 2002 — U. S. Industries, Inc. (NYSE-USI) announced today that it has accepted for payment all 7-1/8% Senior Notes due 2003 (the “2003 Notes”) validly tendered in USI’s exchange offer and related consent solicitation, originally launched on September 9, 2002, and amended on October 10, 2002, which expired on November 1, 2002. USI will promptly exchange the tendered 2003 Notes in accordance with the terms of the exchange offer.

For each $1,000 in principal amount of 2003 Notes tendered and accepted, USI will pay $440 in cash and issue $560 in principal amount of 11-1/4% Senior Notes due 2005 (the “2005 Notes”). USI will also pay any accrued but unpaid interest on the tendered 2003 Notes to, but not including, the date the 2005 Notes are issued. Holders who tendered their 2003 Notes in the exchange offer and consent solicitation will also receive a consent payment of $15 per $1,000 in principal amount of 2005 Notes issued to them.

Approximately $240,000,000 in aggregate principal amount, or approximately 96%, of USI’s outstanding 2003 Notes has been tendered for exchange. Approximately $2,500,000 principal amount of the 2003 Notes tendered are subject to guarantees of delivery or receipt of additional documentation. These numbers are based upon a preliminary count by Bank One Trust Company, N.A., USI’s exchange agent.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company’s principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company’s disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freight costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company’s businesses as set forth in the Company’s reports and other documents filed with the Securities and Exchange Commission.